PHYSICIAN COMPUTER NETWORK, INC.
                             1200 The American Road
                         Morris Plains, New Jersey 07950


                                                                  April 1, 1998

JA Special Limited Partnership
22 Saw Mill River Road
Hawthorne, New York 10532

Gentlemen:

                  Reference is made to the Common Stock Purchase Warrant (the "Warrant"), dated September 13, 1995, issued by Physician Computer Network, Inc. ("PCN") to Jeffry M. Picower and assigned by Mr. Picower to JA Special Limited Partnership ("JA"). Unless otherwise defined, all capitalized terms used herein shall have the meanings ascribed to them in the Warrant.

                  PCN and JA wish to amend and modify certain of the terms and provisions of the Warrant. By executing this letter in the spaces provided below, each of PCN and JA agree that the Warrant is amended and modified as follows:

                  1. The Warrant may only be exercised by the holder thereof from and after the first to occur of: (i) September 12, 2002; or (ii) the Trigger Event. Accordingly, the term "Exercise Date" shall mean the first to occur of: (i) September 12, 2002; or (ii) the Trigger Event.

                  2. "Trigger Event" shall mean the earlier to occur of: (i) five (5) business days preceding the Sale of the Company; (ii) in the event that the Sale of the Company shall require the approval of the holders of the Common Stock, five (5) business days prior to the date fixed by the Company as the record date for determination of the holders of Common Stock entitled to vote thereon; and (iii) the Market Price Date (as defined below).

                  3. As used herein, the "Market Price Date" means the forty-fifth consecutive Business Day on which the Market Price of the Common Stock is $5.00 per share or greater (appropriately adjusted for stock splits, stock dividends and the like); provided, however, that for this purpose, there shall only be deemed to be a Market Price of the Common Stock in accordance with clauses (a) and (b) of the definition of Market Price contained in the Warrant and, under all other circumstance there shall be deemed to be no Market Price of the Common Stock.





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                  4.       "Sale of the Company" shall mean any of:  (i) the
sale by one or more of the shareholders of the Company in one or more transactions of a majority of the outstanding common stock of the Company, (ii) the merger or consolidation of the Company with or into any other Person in a transaction in which the shareholders of the Company immediately prior to the consummation of such transaction collectively own less than 50% of the common stock and voting power of the entity surviving such transaction
(or any other business combination transaction having a similar effect), or (iii) the sale of all or substantially all of the assets of the Company in a single transaction or series of related transactions.

                  5. The holder of the Warrant shall exercise the Warrant in accordance with the terms thereof no later then twenty (20) business days following the Market Price Date, unless, the Expiration Date has occurred on or prior to the end of such twenty (20) day period.

                  6. The Warrant shall not be transferable or assignable to any Person other than a Permitted Assignee (as defined below).

                  7. As used herein, a "Permitted Assignee" shall mean Jeffry M. Picower, his spouse, lineal ancestor or descendants, brothers, sisters, children and grandchildren, or a trust for the benefit of Jeffry M. Picower or any one or more member of such class; and, upon the death of an individual member of such class, such individual's executor, administrator or personal representative, as the case may be, and any Person (other than an individual) controlled, directly or indirectly, by any of the foregoing. Control shall be deemed to exist when a Person beneficially owns, directly or indirectly, the securities or other interests (a) having voting power under ordinary circumstances to elect at least a majority of the directors (or persons performing similar functions) of another Person or (b) representing a majority in interest of the equity of another Person.

                  In consideration of the foregoing, PCN agrees that the Initial Warrant Price is hereby changed to $0.70 per share (an amount determined by subtracting the $0.30 per share cash consideration previously paid for such Warrants from $1.00).

                  Except as specifically provided herein, nothing contained in this letter agreement shall be deemed to have amended or modified any of the terms or provisions of the Warrant and the Warrant remains in full force and effect. In the event that any term or provision of the Warrant conflicts with any of the terms or provisions of this letter agreement, the terms and provisions of this letter agreement shall govern. The parties agree that promptly following the execution and delivery of this




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letter  agreement,  JA shall  exchange  the Warrant for an Amended and  Restated
Warrant containing the terms and provisions set forth herein.

                  Please acknowledge your agreement with the foregoing by executing this letter in the space provided below.

                                Very truly yours,

                                PHYSICIAN COMPUTER NETWORK, INC.



                                By:  /s/ Paul Antinori
                                   _____________________________

AGREED AND ACCEPTED as of the date first above written:

JA SPECIAL LIMITED PARTNERSHIP

By:  Decisions Incorporated,
         General Partner

        By:  /s/ Jeffry M. Picower
           _________________________




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